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                               CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

                                        Computation in Support of
                                   Ratio of Earnings to Fixed Charges
                                            Years 1992 to 1996
                                         (Thousands of Dollars)



                                                 1996        1995         1994         1993         1992
                                                 ----        ----         ----         ----         ----

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Earnings

Net Income ......................           $ 694,085**  $  723,850   $  734,270    $  658,522   $  604,088
Federal Income Tax ..............             355,590       328,600      374,500       270,800      252,600
Federal Income Tax Deferred .....              49,510        78,330       73,710       106,470       81,670
Investment Tax Credits Deferred .              (8,910)       (9,310)      (9,620)      (12,260)     (13,800)


Total Earnings Before
  Federal Income Tax ............            1,090,275    1,121,470    1,172,860     1,023,532      924,558

Fixed Charges* ..................              343,308      350,254      327,353       320,554      315,305


Total Earnings Before
  Federal Income Tax and
  Fixed Charges ................             1,433,583   $1,471,724   $1,500,213    $1,344,086   $1,239,863





*Fixed Charges

Interest on Long-Term Debt .....            $  296,443   $  287,842   $  277,685    $  272,781   $  270,469
Amortization of Debt Discount,
  Premium and Expense ..........                11,376       14,075       11,376         8,975        3,974
Interest on Component of Rentals                18,157       19,383       18,439        19,077       19,175
Other Interest ................                 17,332       28,954       19,853        19,721       21,687

Total Fixed Charges ...........             $  343,308   $  350,254   $  327,353    $  320,554   $  315,305



Ratio of Earnings to Fixed Charges                4.18         4.20         4.58          4.19         3.93






** Reflects increased depreciation expense, but not the net gain, resulting from refunding of preferred stock. See "Note B Capitalization
   - Preferred Stock Refunding" to the financial statements in Item 8 of the Company's Annual Report on Form 10-K for the year ended December 31, 1996.


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